UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 4, 2017

Date of Report (date of earliest event reported)

AirXpanders, Inc.

(Exact name of Registrant as specified in charter)

Delaware	000-55781	20-2555438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1047 Elwell Court Palo Alto, CA, 94303

(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 390-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement

On August 4, 2017 (“Effective Date”), AirXpanders, Inc. (the “Company”) and Oxford Finance LLC (“Oxford”) entered into a Loan and Security Agreement (the “Agreement”). Pursuant to the terms and conditions of the Agreement, the Company borrowed $15.0 million under a term loan which matures in August 2022 (the "Term Loan"). The Term Loan bears interest at a floating per annum rate equal to the greater of (a) the thirty day LIBOR rate, or (b) 0.99%, plus 7.26% (based on the current LIBOR rate, the Term Loan currently bears interest at 8.48%). The Company is required to make interest-only payments following the funding of the Term Loan through September 1, 2019 or, under certain circumstances, through September 1, 2020. The Term Loan will begin amortizing at the end of the applicable interest-only period, with monthly payments of principal and interest being made by the Company in consecutive monthly installments following such interest-only period.

In addition to principal and interest payments, the Company is required under the Agreement to make a final payment fee of $1.2 million, which will be accrued over the term of the credit facility and will be due at the earlier of maturity, or prepayment of the Term Loan. If the Company repays the amounts borrowed under the Term Loan prior to maturity, the Company will be required to make a prepayment fee equal to 0.5% to 2.0% of the principal amount of the prepaid amount, depending upon the timing of the prepayment. The Company can prepay the entire loan amount by providing a written five-day notice prior to such prepayment and pay all outstanding principal, interest and prepayment fees plus any default fees and all other sums that shall have become due and payable. In addition, the Company is required to pay customary commitment fees and certain other customary fees related to the Lenders’ administration of the credit facility.

In connection with the Agreement, the Company granted warrants to Oxford for the purchase of 277,778 shares of common stock at an exercise price equal to $1.62 per share (the "Warrants"). The fair value of the Warrants on the date of issuance will be recorded as a debt discount, and amortized over the life of the Term Loan, along with the issuance costs.

The Company’s obligations under the Agreement are secured by a first priority security interest in substantially all of the Company’s assets, other than its intellectual property. The Company has agreed not to pledge or otherwise encumber its intellectual property assets, except for permitted liens, as such terms are defined in the Agreement and except as otherwise provided for in the Agreement. The Agreement also contains representations and warranties, affirmative and negative covenants applicable to the Company and events of default, in each case subject to grace periods, thresholds and materiality qualifiers, as more fully described in the Agreement. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and material governmental approvals, deliver certain financial reports, maintain insurance coverage, and achieve certain trailing six-month revenue targets. The negative covenants include, among others, restrictions on the Company’s incurring additional indebtedness, engaging in mergers, consolidations or acquisitions, consummating certain changes of control, paying dividends or making other distributions, making investments, creating liens and selling assets. The events of default include, among other things, the Company’s failure to pay any amounts due under the Agreement, a breach of covenants under the Agreement, the Company’s insolvency, a material adverse change, the occurrence of a default under certain other indebtedness and the entry of final judgments against the Company in excess of a specified amount. If an event of default occurs, the Lenders are entitled to take various actions, including the acceleration of amounts due under the Agreement, termination of the commitments under the Agreement and certain other actions available to secured creditors.

The foregoing summary of the Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Agreement and the Warrants, which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Warrants described in Item 1.01 above was offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the "Securities Act"). The Warrants contain representations to support the Company's reasonable belief that each of the recipients of such securities had access to information concerning the Company's operations and financial condition, that each such recipient is acquiring the securities for its own account and not with a view to the distribution thereof, and that each such recipient is an "accredited investor" as defined by Rule 501 promulgated under Securties Act.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2017	AIRXPANDERS, INC.

/S/ Scott Murcray
Scott Murcray Chief Financial Officer and Chief Operating Office
Duly Authorized Officer